SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


FILED BY THE REGISTRANT:             FILED BY A PARTY OTHER THAN THE REGISTRANT:

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))


                              EVERGREEN SOLAR, INC.
                (Name of Registrant as Specified in Its Charter)


PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement no.:

    (3) Filing Party:

    (4) Date Filed:

The following is a transcript of a conference call held by Evergreen Solar, Inc. on June 16, 2004:

OPERATOR:

Good afternoon ladies and gentlemen and welcome to the Evergreen Solar conference call to discuss today's private placement announcement. At this time, all parties have been placed on a listen only mode and the floor will open for questions following the presentation. At this time, it is my pleasure to turn the floor over to your host, Stephanie Carrington. Ma'am, the floor is yours.

STEPHANIE CARRINGTON:

Thank you operator. Welcome to Evergreen Solar's conference call to discuss today's announcement. Evergreen Solar agreed to sell 20 million dollars of equity and product placement. By now, you should have received a copy of the press release. If you have not received a copy, please call Theresa Kelleher at 646-536-7010 and she will fax or email a copy of the release to you during this call. With us today from management are Richard Feldt, President and CEO and Richard Chleboski, Vice President and Chief Financial Officer. The company's remarks today will include forward-looking statements including, but not limited to statements regarding the company's current and future business strategies, objectives, technologies, products, markets, manufacturing, financing, operating and financial performance and strategic relationships. These statements are neither promises nor guarantees but are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated including those risks and uncertainties identified in the company's press release issued earlier today and in the company's filings with the Securities and Exchange Commission, including the most recent, 2004 filing of Form 10K. The company disclaims any obligations to update or supplement these statements in the event of changing circumstances or otherwise. I would now like to turn the call over to Rick Feldt, President and CEO.

RICHARD FELDT:

Thanks Stephanie. Good afternoon everyone, it's a pleasure to speak with you today, we've got some good news to share so let's get to it. We want to cover the following four topics, what this financing means to our company, how we plan on using the funds, some specifics of the transaction itself and we'd like to provide some updated financial projections. But first, what this means to us. I'd like to start by saying the roadshow that Rich and I went on went very well, we attracted lots of interest on the part of investors, I believe we've got a good deal for our company because investors understand our value proposition. After years of intricate designs, our current technology has produced wafer thin cells has been developed to where Evergreen has demonstrated that we have among the lowest variable costs of production in our industry. We've demonstrated this on 20 improved versions of our double ribbon furnaces, so called Gemini Two, running and manufacturing 24 hours a day, 7 days a week for the better part of the last few months. At a commercial scale factory size, meaning 40 to 50 megawatts in size, we believe we can become the low cost producer on a total cost basis, not just on a variable cost basis. Additionally, we believe there are enormous opportunities remaining to be harvested from string ribbon technology. We truly are at an infection point; our technology has progressed to where now it is commercially scalable. Our challenge is to make our manufacturing costs to be bulletproof so we can scale rapidly. How do plan on using the funds? Well, we have four major uses planned. One, to increase capacity, two to accelerate technology development, three to add capabilities for future growth and four to simplify our capital structure. Let me walk through those.

Our industry, the solar industry, is experiencing very rapid growth. In fact, it's been growing in excess 30% compounded annually for the last few years. In Marlboro, our target is to install about 15 megawatts of capacity of our latest generation technology by about the end of this year. That's up from the planned 10 to 14 megawatts we previously had been working towards and that's actually the most that we can install in this model of facility and that's filled us up, no more room. A key element of the expansion is to optimize our furnace operation. We currently have about 40 single ribbon furnaces, about 50 of the Gemini One version of double ribbon and now about 30 of the Gemini Two. We've added about 10 new furnaces in the last couple of weeks. Gemini Two by far and away is our most productive. It's the technology that we're very excited about; the technology is off the scale. So by year-end, we want to have about 120

Gemini Two furnaces installed in Marlboro. Additionally, we are going to reconfigure our first three-megawatt cell fabrication line to incorporate the updated technologies that we use now on our new 10-megawatt line. This will allow us to both simplify our processes internally and optimize our cell production process around one wafer type instead of the three types now, the single ribbon, Gemini One and Gemini Two. This will also give us some excess capacity to facilitate more R & D development activities. Additionally, we've got to start developing internal and external capabilities for growth. Our current systems and supply chain are Okay, but we will need to expand and update them as we continue to grow. Now there are challenges to scaling all this but we believe they are very, very doable. In fact, if we had a delay, it's my opinion that it would be in the order of a quarter or two, nothing more. As we increase capacity, we're really trying to set the stage for more expansion. We're in an industry that will supply order magnitudes of 800 to 900 megawatts of modules this year. A supplier of 15 megawatts like we will be is just too small to be commercially viable long term. So we need to begin the planning for a commercial size operation of order magnitude 40 or 50 megawatts. The actual timing and place of the expansion to be determined. We're going to get the process of planning started.

Okay, additionally, our industry, because it's experiencing so much growth, it's really providing some current producers of product more incentive to innovate. So we need to increase the pace of our technology development. In the lab, we have identified technology products that can potentially provide substantial improvements to (inaudible). We have in the lab, a four-ribbon furnace in prototype fashion, a so-called Quad. We mentioned that in prior calls, we have on the drawing boards programs or projects we identified that can increase our efficiency to 15 or 16% and perhaps 18% if we got lucky. All of these are very promising but are currently underfunded. So we intend to spend an additional 3 to 5 million dollars over the next couple of years to accelerate these programs. In fact, we've already begun buying some of the research and development equipment to enable that to occur.

As you all can appreciate, if we want to grow, we need the right people and so we are adding a lot of human bandwidth. We've recently hired two very senior development scientists, one to help us with the four-ribbon project the other to help on the high efficiency cells and we are selectively adding other senior professionals to accelerate the growth of the business. Additionally, we are exploring a go it alone strategy versus a parterning strategy. We've made no decision yet, but let me give you a little bit of my thoughts around that. We've demonstrated that we have a real advantage in manufacturing breakers and cells, we also have some very innovative module designs. So we have the ability to develop those modules into - develop systems capabilities and with more capital, we can build factories of our own to produce wafer cells, modules and distribute those into the industry. We may in fact end up doing that but additionally to that, we think we have opportunities to partner with others in the industry and we're looking for people that have - or partners that have skills that are complimentary to ours, wafer and cell capabilities. And more fundamentally, partners who think that - as we do - one plus one can equal more than two and so the right partnership could accelerate our ability to grow. We began having some exploratory discussions with companies at the solar conference in Paris last week, not much more I can say about that except that we are looking at options and when we figure out the best way to go for the company, we'll let you know.

With that, I want to turn this over to Rich to talk about how we'll simplify the capital structure and some of the details of the financing. Rich?

RICHARD CHLEBOSKI:

Thanks Rick. As a part of this financing as was discussed in the press release, the series A preferred shareholders have agreed to convert their shares to common stock, now that will basically simplify our capital structure. There would be only one class of stocks and one class of shareholder. The ongoing dividend burden will be removed, you may recall that there was a 10% annual dividend that was compounded quarterly, that has been eliminated with this conversion. What enabled us to convince the series A preferred's to convert was the performance of our second-generation Gemini technology. That really provided the confidence for the series A investors that it would be acceptable to remove their preferences and protections around this financing. The cost of the conversion was not very substantial, it was an acceleration of dividend payments of about 7%, that's about 1.7 million dollars, and this enabled us to convert at least a year ahead of time of when we could have otherwise forced conversion.

I want to speak a little bit about some of the details of the financing and then give you some updated guidance. As we say in the press release, we did a tight transaction that raised 20 million dollars through the sale of 7.7 million shares of common stock. The price per share was $2.61, which represented a 10% discount from yesterday's close of $2.90 per share. In addition to the common stock, we also issued a warrant to those investors for 2.3 million shares, or a coverage ratio of 30%, that can be exercised for cash only at $3.34 per share. This is a 15% premium for the closing price and about a 25% premium to the offering price. As I just spoke to, the completion of this financing enabled us to convert the series A preferred to common stocks, again that's one year ahead of the time frame we could have otherwise have forced that conversion. With the conversion and this offering completed, we will have approximately 47 million shares of common stock outstanding.

Okay, guidance. From a big picture perspective, we're really going to continue our focus on process development and establishing the processing capabilities for low manufacturing costs over near term revenue growth. Consistent with that, we are going to increase our R & D expenditures as Rick discussed. We believe we have promising technologies and we really need to accelerate our ability to bring them into the manufacturing line. So when we achieve our estimated 15 megawatts of capacity, on a fully integrated basis we could be close to a break even point, but because we are going to add these R & D costs and because we expect to be making investments in preparation for a second and larger factory, we think that that combination will degrade our overall financial performance in the near term. Specifically, looking at the guidance for 2004, you don't expect that this added capacity will really impact revenues this year. The capacity will be added really during the third and fourth quarters and we don't expect that we will be able to increase our output to any significant amount.

Speaking to Q-2 specifically, as we said on our last conference call, we expected revenues to be between 4 and 5 million dollars. We expect to be at the low end of that range or closer to the 4 million-dollar mark. Gross margins are going to be worse than we anticipated, but that's actually not bad news. The reason for the degradation of gross margins is that we are going to write down a portion of the original line one. That write down will cost about 1.4 million dollars and that will flow through our cost of product sales. Additionally to that 1.4 million dollar write down, some time in Q-3 or more likely Q-4, there will be an additional approximately 1 million dollar write down as we discontinue the use of single ribbon furnaces. So with that write down, we expect margins to be about negative 125% for the second quarter. Beyond that, we see no other significant changes in the guidance we previously issued. As we look to Q-3, we would anticipate revenues in the 5 to 7 million-dollar range. We expect gross margins between negative 20 and 50% and it will still be dependent on volume. We expect to see an increase in SG & A, one of the outcomes of this financing is that we will now become an accelerated filer and required to comply with (inaudible) regulation 404 at the end of this year. That will involve a significant detailing and analysis of our controls procedures and we expect that that will incur an additional expenditure of between one half to one million dollars over the second half of the year. Also, we will begin to see the increases in R & D expenditures that we had discussed in the third quarter and expect to see R & D reven - R & D expenditures, excuse me, of about 1.5 million dollars in the third quarter.

Looking at Q-4, we still expect to see revenues in the 6 to 9 million-dollar range. We would expect to see positive gross margins as we had originally discussed, however if that one million-dollar write down of the single ribbon furnaces occurs in the fourth quarter, that would move us from positive gross margins to negative gross margin territory. With the added costs for (inaudible) and general growth of our SG & N expenditures, we would expect to see SG & A for the quarter between 2 and 2.5 million dollars and a continued growth in R & D we expect to see around 2 million dollars in R & D for the fourth quarter.

For 2005, as we move towards our capacity of - expected to be about 50 megawatts, what we could expect to see when we get to that point, which we would anticipate sometime in the first half of 2005, would be revenues in the range of 40 to 45 million dollars. We would expect gross margins on the positive side of between 15 and 20% and because of the programs that we discussed, we would expect to see some growth in the SG & A and R & D expenditures, with both being in the range of 7 to 9 million dollars for the year. In total, we would be pretty close to break even with those numbers, but the added investments in the second factory would likely degrade that and could be on the order of several million dollars, depending on the time and scale of our capacity expansion.

With that, we're ready for questions.

OPERATOR:

Thank you. At this time, if you have a question, please press *1 on your keypad. If at any point your question has been answered, you may remove yourself from queue by pressing the # key. Once again, that's *1 to pose a question. Please hold while I poll for any questions.

Once again, if you do have a question, please press *1 on your keypad at this time. Thank you, our first question comes from Sanjay Shrestha of First Albany.

CRAIG:

Hi guys, thanks, it's Craig sitting in for Sanjay and I apologize before I start, I did join your call a little bit late today but I was wondering if you could talk a little bit more about the increased R & D spending and give us a little more insight on your priorities for what you're going to spend on and what you really see potentially as a goal from that R & D?

RICHARD FELDT:

Sure, this is Rick. As we talked as the call began, we're very, very happy and pleased with the performance of our Gemini Two furnace technology. As we mentioned on prior calls, in the lab we demonstrated the ability to grow four ribbons simultaneously and we've also, in that design, have a belief that we would more than double the productivity of our Gemini Two furnaces because of the elegance of the design and the approach of the design. So one of the uses of funds is to really jump-start the commercialization of our Quad or four-ribbon string technology. The other primary use is to put a full court press on the development of higher efficiency cells. We currently produce cells on the magnitude of 13.5%, maybe 13.7, we think it's important though to become an industry leader, we'd like to get to the 15 to 16% range over the next couple of years and we have a target of 18, we don't - not the entire group believes that we'll get there, but we're going to target 18, if we only get to 16 we won't feel too bad. So that's really what we wanted to do in the R & D area.

CRAIG:

Great. Is there any - any focus you guys are going to be taking on the potential assembly of modules, maybe driving costs out there, I mean, is this something you're looking at at this time to spend money on and really aggressively pursue?

RICHARD FELDT:

Well, I'll tell you this, before we build a new factory, especially if we build it on our own, we will have real concerted effort to improve our cost structures on our modules. But before I launch that, I want to get our core technology even more soundly in place and, as I mentioned earlier in the call, one of our options is to at least think about partnering with someone who may have some of those skills already. Before I invest in module skills or increasing module skills, I want to get the core competency in wafers and cells in better order and -- before dealing or partnering with people that already have some of those module skills.

CRAIG:

Great. Great. I really understand those priorities. Then if we could talk a little bit more about the second factory. Obviously you guys are making leaps and bounds of progress with the technology here, can you give us a little insight into potentially how many megawatts you expect to add with the further lines and roughly how much per megawatt this is going to cost you on a cap-ex basis and sort of how you see that unfolding, you know, throughout, I guess the remainder of '04 and looking into '05 and beyond.

RICHARD FELDT:

Well, what we're going to do in '04 is to really figure out what's the best way for us to grow. Our placeholder is the fact that we have order magnitude of 50 megawatts in size and location to be determined, but we feel strongly that we should be close to where our customers are so right now, that could potentially put us in Europe someplace. We've scoped out, in non-numbers, a factory of that size, fully integrated, cells, wafers, modules, order magnitude, $190.00.

CRAIG:

Okay.

RICHARD FELDT:

All right?

CRAIG:

Excellent. And then, if we could just talk a little about, you know, potential margins, I know this is really looking far out into the future and there's really a lot of uncertainties here but, how would you see the margin profile potentially benefiting from the incremental leverage up to a 50 megawatt factory?

RICHARD FELDT:

Sure Craig, when we get to the 50 megawatt level, we think consistent with what we've said for some time, is expect to see margins in the 30 to 40% range.

CRAIG:

Fantastic, and this - I know I'm hogging the call a little bit here but I was just wondering if you could give us a little more details on the - the write down expected in the second quarter, the 1.4 million dollar write down, what exactly is this associated with?

RICHARD CHLEBOSKI:

As Rick alluded to, part of the use of funds is to increase our capacity to 15 megawatts, or aiming for 15 megawatts. To do that, what we had to do was instead of taking our original 3 megawatt line and trying to sort of upgrade it a little bit, we've actually decided to replace portions of it in its entirety and actually incorporate what we've learned in our 10 megawatt second line into it. So in doing that, we've essentially had to write down some of the existing cell fabrication equipment for line one and that's where the 1.4 million dollar write down came from.

CRAIG:

Okay, Okay, excellent.

RICHARD CHLEBOSKI:

And in addition to that, just so that we're clear about this, at some time, most likely in the fourth quarter but it's not entirely straightforward when the will occur, we'll likely have an additional write down of about a million dollars as we discontinue the use of the single ribbon, crystal growth furnaces.

CRAIG:

Okay.

RICHARD FELDT:

Let me just further add, not that we are at all cavalier about write downs but I really have to emphasize the point that Rich made earlier, this is actually good news. We are really enthused about Gemini Two and its performance, we're enthused about the way our whole line two is performing, we're really anxious to get the entire factory producing wafers of one variety and processing them with one process, right now we're producing wafers that are slightly - two, three versions, all similar but slightly different, two different cell configuration lines, so we really have to have a combination of six different things. It makes the factory a lot more complicated than we'd like it to be and now that we have so much confidence in the Gemini Two and line two cell area, we are anxious to get everything on an even par, all, you know, being processed the same way. And the result of that is we are willing to scrap costs on the old technology, we've been a development company and so the good news is, those earlier stage devices got us to where we are today - the good news is they are no longer needed because we are where we are today.

CRAIG:

Great, I really understand that now that you've really proven that technology. Just wondering, last question, if you could really update us on the number of single ribbon furnaces you guys are still operating and how many double ribbon furnaces you have in operation maybe at this time or how many you expect at the end of the second quarter?

RICHARD FELDT:

Actually, I did cover this earlier in the call.

CRAIG:

I apologize.

RICHARD FELDT:

That's Okay. We still have about 40 single ribbon, we still have about 50 of the Gemini One version furnaces and about 30 now of the Gemini Two. At the end of the year, we'd like to have about 120 of the Gemini Two.

CRAIG:

Great.

RICHARD FELDT:

We'll convert the Gemini Ones and we will buy some additional Gemini Two's - sorry convert Gemini Ones to Two and buy additional Two's and then we obsolete the single ribbons.

CRAIG:

Great thanks a lot guys, I'll hop back in the queue and let someone else ask their question. Thank you.

RICHARD FELDT:

You're welcome.

OPERATOR:

Thank you, the next question comes from Walter Nasdial of Ardar Capital.

WALTER NASDIAL:

Good afternoon gentlemen. I have a couple of questions, Rich; can you kind of give me the fully diluted shares outstanding upon closing please?

RICHARD CHLEBOSKI:

Yeah, we have 47 million of shares issues, we have about 10 million reserved for warrants, that includes the 2.4 million share warrant that Lincoln Power currently holds, the additional, roughly 2.3 million shares I believe it is for this offering and then options that have been granted. So that would add about an additional 10 million shares on a fully diluted basis.

WALTER NASDIAL:

So, 57 million would be a safe number to use?

RICHARD CHLEBOSKI:

Yeah.

WALTER NASDIAL:

Okay, also, and I just want to make sure I understood a while ago when you were talking about putting a factory or possibly putting a factory in Europe, are you saying that it's going to take an additional 100 million dollars to get to the 50 megawatt level?

RICHARD FELDT:

That would be to give an additional 50 megawatts, and that's - that's a very much in order of magnitude approximation Walter, it's not like we've done a detailed analysis on that, so - so that's basically taking sort of what we have here and replicating it across 50 megawatts, you know, we think -- that's a sort of order magnitude approximation on that.

WALTER NASDIAL:

Okay, so you're expecting then - cause basically if we look at just the last two rounds that you guys did, it's about 40, almost 50 million dollars and we're going to get - hopefully that will get you then to the 15 megawatt level, correct?

RICHARD FELDT:

Correct.

WALTER NASDIAL:

Ok, so then you're saying that another 100 million would get you to an additional 50 megawatts?

RICHARD FELDT:

Correct.

WALTER NASDIAL:

Okay, all right.  And then just one quick question -

RICHARD FELDT:

Just so we're clear, we think at that point that, you know, prior to that finance or that future expansion, all of our expansions have been through equity financing, we expect as we demonstrate the performance of our technology and are able to hit positive margins and the like that will then open up the opportunities for debt and other forms of financing beyond just equity financing.

WALTER NASDIAL:

Ok, we would hope so right -

RICHARD FELDT:

Just wanted to make clear that that's our expectation as well.

WALTER NASDIAL:

Okay, and I just have - you know, again, the proceeds of this thing come out to about 18.5 million from the 20 million dollars raised, so you basically are paying about 7.5 million in expenses or - 7.5% in expenses on this? Is there something in there?

RICHARD FELDT:

Well, the CRT payments and there are legal expenditures around this so - and I think that's pretty typical for this kind of financing, I don't think there's anything unusual about it.

WALTER NASDIAL:

All right, well listen, thank you very much.

RICHARD FELDT:

Sure thing.

WALTER NASDIAL:

Okay, bye.

OPERATOR:

As a reminder, if you do have a question, please press *1 on your keypad. Again, that's *1 if you do have a question. Please hold while I poll for any more questions.

Thank you we have a follow up question from Sanjay Shrestha.

CRAIG:

Hi, actually it's still Craig on the line. Just wanted to come back to the R & D, obviously you guys have made huge progress with your technology and really proven the - the string ribbon is a viable technology out there, now looking forward, can you talk a little bit more about the four ribbon technology, what you really see as the distinguishing factor between the two ribbon technology, where you really get the incremental, the incremental leverage with this technology and really how many more R & D personnel you really expect to dedicate towards sort of ironing out the wrinkles of how this will go forward?

RICHARD FELDT:

Sure, let me provide some more color around all that. It's obvious that improvements are, for the same input of capital magnitude, you get twice the output as Gemini Two, for the same unit of wafer you get twice the output, so some very obvious cost savings are evident. But there's some that are not quite so obvious, when we grow wafers in the factory now; the internal workings are the heart, the so called crucible - the inside of the furnace. That degrades over time and we need to replace that after so many weeks of operation, it's our general belief that the internal workings of the Quad process will be much simpler and last much longer, so we get a lot of indirect benefits. The costs of the internal components lasting much longer, the time the machine is down, the half day that it's down when it gets rebuilt, the labor to do the rebuilding, so you've got a lot of, you know, hidden benefits and they get very excited that if we make this work we can get a big, big boost in productivity.

CRAIG:

Can you give us an idea, more or less within an order of magnitude, what sort of an improvement in the life of the crucible you might expect?

RICHARD FELDT:

It's too premature, I'd rather not comment on that just yet, we're still early in the development phase, so if I start doing projections now before we've done it, I'll give wrong ones.

CRAIG:

Okay, Okay, and then looking at the 2005, now if you're going to spend up to 9 million on R & D, roughly how many employees would you have dedicated to R & D at that time?

RICHARD FELDT:

Well, we currently have about 20 employees dedicated to R & D and on top of that we have a number of engineering folks that do equipment development, at that point in time, we're obviously going to add additional personnel, order of magnitude, we might add an additional 50% so, it would be on the order of 30 persons dedicated to R & D. And then our use of outside consultants, so we're going to do thing is parallel so - I mean, it's a combination - the market is not just number of people internally, it's a combination of internal resources and external resources.

CRAIG:

Excellent, great, thanks a lot guys, good work.

RICHARD FELDT:

Sure.

OPERATOR:

Thank you we have no further questions at this time, I'd like to turn back over to the speakers for any closing comments.

RICHARD FELDT:

Okay sure, thanks very much, this is Rick again. I'd like to summarize in the following fashion. We are in an industry that is rapidly growing; we have proven technology that is commercially scalable. We now have new resources that will enable us to accelerate our technology development. We have an opportunity to scale our business on our own, but we also might be able to find the right partners so we can move even more quickly. Of course, there are some risks, but they are most execution. We don't have any fundamental technology risks, so we feel very good about the future. This is a great time to be at Evergreen, thanks for participating today. Good evening.

OPERATOR:

Thank you, this call has concluded. You may disconnect your lines at this time and have a great day.

ADDITIONAL INFORMATION

In connection with certain aspects of the private placement, Evergreen plans to file a proxy statement and other relevant documents with the Securities and Exchange Commission ("SEC") relating to a solicitation of proxies from its stockholders in connection with the annual meeting of stockholders. STOCKHOLDERS OF EVERGREEN ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement will be available free of charge at www.sec.gov. In addition, investors and security holders may obtain free copies of the proxy statement and other documents filed with the SEC when they become available by contacting Investor Relations, Evergreen Solar, Inc., 259 Cedar Hill Street, Marlboro, MA 01752 (Telephone: (508) 357-2221). Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Evergreen, and their interests in the solicitation, will be set forth in a proxy statement that will be filed by Evergreen with the SEC.

FORWARD-LOOKING STATEMENTS

Except for historical information contained herein, statements contained in this release may constitute "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are neither promises nor guarantees, but involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, the risk that the private placement may not be consummated in a timely manner, if at all, and other risks concerning Evergreen and its operations that are detailed in Evergreen's periodic filings with the SEC, copies of which may be accessed through the SEC's web site at www.sec.gov.